Exhibit 21

We have the following subsidiaries:

		Name Under Which
Name of Subsidiary	State or Country of	Subsidiary Does	%
	Incorporation	Business	Ownership

Cycling Television Limited	United Kingdom	CyclingTV	100%

Cycling TV Limited	United Kingdom	Inactive	100%

JumpTV International FZ-LLC	United Arab Emirates	Inactive	100%

JumpTV USA Inc.	Delaware	JumpTV USA Inc.	100%

JumpTV USA Holdco, Inc.	Delaware	NeuLion	100%

Sport International Group, LLC	Delaware	Inactive	100%

Deportes Ya, S.A.	Argentina	Inactive	100%

NeuLion USA, Inc.	Delaware	NeuLion USA	100%

NeuLion China Co., Ltd.	China	NeuLion China	100%

NeuLion AC, Inc.	Delaware	NeuLion AC	100%

NeuLion International Inc.	Delaware	NeuLion USA	100%

TV-Desi, Inc.	Delaware	TV-Desi	100%

Talfazat, LLC	Delaware	Talfazat	100%

Interactive Netcasting Systems Inc.	Canada	NeuLion	100%

INSINC Technologies Ltd.	Canada	Inactive	100%

TransVideo International Ltd.	British Virgin Islands	TransVideo	100%

Beijing Digital TransVideo	China	TransVideo	100%
Technology Co., Ltd. (WOFE)

China iMedia Enterprise Ltd.	British Virgin Islands	TransVideo	66%

Beijing i-Media Technology	China	TransVideo	66%
Co., Ltd. (WOFE)